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                                                                 EXHIBIT 10.44


                            [CASA OLE LETTERHEAD]



                                        May 15, 1997

Mr. Curt Glowacki
c/o Monterey Acquisition Corp.
3838 N. Sam Houston Pkwy.,  Suite 520
Houston, TX  77032

Dear Curt,

Welcome to the Casa Ole management team. In your role as Executive Vice President, Operations, you will play an integral role in our current and future growth. Although your full responsibilities will continue to evolve as we accelerate our growth, your initial responsibilities will include serving as General Manger for Monterey Acquisition Corp. (MAC). I know that you realize that you have a hands-on operating responsibility that is critical to the success of our profitable growth. I am detailing in this letter our employment terms and compensation understanding with you. Please signify your acceptance by signing in the space provided at the end of this letter.

1. Salary - A base salary of $140,000 per annum with annual adjustments in the future as approved by the Board of Directors.

2. Bonus - In 1997 you will receive as a bonus 1% of the pre-tax and pre-interest expense cash flow earned by MAC. In 1998 you will be eligible for a share of the senior executive bonus pool that will be paid pursuant to a bonus plan to be established by the Board of Directors of the Company for 1998 performance. That 1998 pay-out will be based on the increase in after tax earnings (unless otherwise determined by the Board of Directors) generated by Casa Ole Restaurants, Inc. on a consolidated basis, as well as your specific accomplishments on your personal goals (especially the goal of increasing same restaurant sales while meeting or beating the financial budgets.)

3. Stock Option Grants - coinciding with the closing of the acquisition of MAC you will be granted options to purchase shares of the Company pursuant to the Company's Employee Stock Option Plan. Your option amount of 36,000 shares will equal approximately 1% of the shares currently outstanding with vesting at 10% after year one, 15% after year two, and the balance of 25% at the end of each of the next three years thereafter. In addition, at the discussion of the Board of Directors you will be eligible for future stock option grants.
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                                                                 EXHIBIT 10.44


4. Long-term Compensation - You will be eligible for annual contributions, as determined by the Board of Directors of the Company, to a non-qualified Life Insurance Plan to be established by the Company to provide you with certain long-term insurance and income benefits. Ms. Riffe will explain to you the details of this plan program.

5. Automobile - You will receive $750.00 per month car allowance. The Company will also reimburse you for the cost of insurance on the automobile that you use for business purposes.

6. Life Insurance - At the maximum amount available to other officers of the Company under the Company Group Life Insurance Plan.

7. Medical Insurance - The Company will provide medical insurance coverage as provided in the Company's Group Major Medical Insurance Plan which includes coverage paid 100% by the Company. Dental insurance is available at a nominal cost.

8. Vacation Days - The Company policy is 10 business days during the first year of employment and 15 business days per year in each succeeding year. You will receive credit for your time with MAC so you will have 15 business days per year. Vacation does not accrue or carry over from one year to the next.

9. Compensation Coverage - From the start of employment with the Company you will have rolling forward one year employment compensation protection. The employment compensation protection means that if you are terminated, the Company will pay your base salary until you have found alternative employment for one year after termination of employment. In return for this compensation coverage you will agree to give the Company a minimum of six months notice of your intention to leave employment with the Company.
    In the event you resign with less that six months notice, you will forfeit the unexercised benefits you have obtained under the Stock Option Plan as well as any vacation pay that is accrued but unpaid at the time of such resignation.

10. Non-Competition - For a period of one year after leaving employment with the Company, you will not, directly or indirectly, engage in any manner, in any business activities within the Continental United States involving a Mexican restaurant operation, or any other restaurant business whose menu and trade dress is substantially similar to that employed by our concept.

11. Effective Date - This agreement is effective with the date of closing of the acquisition of MAC by the Company and all dates herein are calculated from that date.

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                                                                 EXHIBIT 10.44


Curt, we are very excited about your role leading the day to day operations management of Casa Ole. It is a great opportunity for you, and we are honored to have you in this critical leadership role. Together, we will build a wonderful company.


Sincerely,                                      Agreed and Accepted


/s/  Louis P. Neeb                              /s/  Curt Glowacki
--------------------------------                -------------------------------
Louis P. Neeb                                   Curt Glowacki
Chairman of the Board                           Date:  5/16/97
  and Chief Executive Officer